Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	NOEL RYAN
DATE: FEBRUARY 5, 2020	(513) 372-3012

LSI INDUSTRIES INC. REPORTS INDUCEMENT GRANTS UNDER NASDAQ LISTING RULES

Cincinnati, OH; February 5, 2020 – LSI Industries Inc. (NASDAQ: LYTS, or the “Company”) a leading U.S. based manufacturer of indoor/outdoor lighting and graphics solutions, today announced inducement grants in accordance with NASDAQ Listing Rule 5635(c)(4) to Jeffrey Davis, the head of LSI sales and Brian Vincent, Chief Support Officer, effective February 4, 2020. The awards were granted by the Company’s Compensation Committee.

Mr. Davis was granted an inducement stock option to purchase up to 100,000 shares of the Company’s common stock. The award was approved in connection with the commencement of his employment with the Company and has a ten-year term. The option is exercisable at a price of $6.51 per share (the closing price on February 4, 2020) and will vest only if Mr. Davis remains an employee of the Company for three years.

Mr. Vincent was granted an inducement stock option to purchase up to 50,000 shares of the Company’s common stock in connection with the commencement of his employment with the Company and has a ten-year term. The option is exercisable at a price of $6.51 per share (the closing price on February 4, 2020), and one-third of the option will vest on each anniversary of the grant date.

 About LSI Industries Inc.

LSI Industries Inc. is a U.S.-based manufacturer of lighting, graphics and technology solutions for both indoor and outdoor applications. We are a leading solutions provider to the primary end-markets we serve, including petroleum, automotive, quick serve restaurants, grocery, banking, retail, renovation, parking and warehousing. Our products are marketed throughout North America through a network of independent sales representatives and distributors, as well as through national accounts. We partner with our customers to provide a full range of design support, engineering, installation and project management services. Headquartered in Blue Ash, Ohio, The Company currently employs over 1,200 employees and operates seven facilities throughout the United States.

Forward-Looking Statements

For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit http://www.lsi-industries.com/fls as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors.

LSI Industries Inc. Reports Inducement Grant

February 5, 2020

For further information, contact Noel Ryan at (513) 372-3012.

Additional note:    Today’s news release, along with past releases from LSI Industries Inc., is available on the Company’s internet site at www.lsi-industries.com.